EXHIBIT 99.1

For more information:
Investor Relations	Media Relations
Cindy Moon	Colleen Beauregard
Corixa Corp.	Waggener Edstrom Bioscience
206.754.5931	503.443.7000
moon@corixa.com	colleenb@wagged.com

FOR IMMEDIATE RELEASE

CORIXA REPORTS SECOND QUARTER FINANCIAL RESULTS

Seattle, July 31, 2003 — Corixa Corp. (Nasdaq: CRXA), a developer of immunotherapeutics, today announced financial results for the second quarter ended June 30, 2003.

For the second quarter of 2003, Corixa reported total revenue of $20 million compared with total revenue of $13.9 million for the second quarter of 2002. Net loss applicable to common stockholders for the second quarter of 2003 was $20.9 million, compared with net income of $5.2 million for the second quarter of 2002. Net loss for the second quarter of 2003 includes a $12.6 million impairment charge associated with lease-related assets. Net income for the second quarter of 2002 included other income of $21.9 million from the sale of certain preclinical assets and equipment to Medarex. Diluted net loss per common share for the second quarter of 2003 was $0.41 compared with diluted net income per common share of $0.12 for the second quarter of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization and a lease-related impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the second quarter of 2003 were $7.9 million and $0.15, respectively, compared with net income applicable to common stockholders and diluted net income per common share of $7.8 million and $0.16, respectively for the second quarter of 2002.

For the first six months of 2003, Corixa’s total revenue was $29.1 million compared with $29.5 million for the first six months of 2002. For the first six months of 2003 net loss applicable to common stockholders was $39.9 million, compared with $171.7 million for the first six months of 2002. Net loss applicable to common stockholders for the first six months of 2002 includes a first quarter goodwill impairment charge of $161.1 million resulting from a delay in the potential launch of BEXXAR®. Diluted net loss per common share for the first six months of 2003 was $0.79 compared with diluted net loss per common share of $4.12 for the first six months of 2002. Excluding acquisition-related charges, such as intangible and deferred compensation amortization, a lease-related impairment charge and the goodwill impairment charge, net loss applicable to common stockholders and diluted net loss per common share for the first six months of 2003 were $26.3 million and $0.52, respectively, compared with net loss applicable to common stockholders and diluted net loss per common share of $6.4 million and $0.15, respectively for the first six months of 2002.

-MORE-

A reconciliation of the Generally Accepted Accounting Principles (GAAP) net income/(loss) and net income/(loss) per share to the respective non-GAAP amounts for the three months and six months ended June 30, 2003 and June 30, 2002, is set forth at the end of this press release.

The increase in revenue for the second quarter of 2003 compared with the prior year period was primarily due to milestone revenue from our collaborative agreement with GlaxoSmithKline for the Food and Drug Administration (FDA) approval of BEXXAR. These increases were partially offset by the anticipated expiration of the funded research phases of Corixa’s vaccine development collaborative agreement with GlaxoSmithKline, the expiration of certain collaborative agreements with Japan Tobacco, Zenyaku Kogyo, Organon and Purdue Pharma.

“We made substantial progress during the second quarter: receiving FDA approval of BEXXAR, adding net proceeds of approximately $125 million to our balance sheet through two financing transactions, and moving a new cancer vaccine into a Phase I clinical trial,” said Steven Gillis, Ph.D., chairman and chief executive officer at Corixa. “The second quarter financial results are in line with our expectations for the year, and we believe that we have the financial strength to commercialize BEXXAR and plan to continue to develop and commercialize our other select priority programs.”

As of June 30, 2003, Corixa had $214.2 million in cash, cash equivalents and investments. Corixa also continues to have access to, subject to certain conditions, a $75 million equity line of credit from BNY Capital Markets, a subsidiary of the Bank of New York. As of June 30, 2003, draws under the credit line totaled $2.6 million.

Second Quarter Developments:

•	The FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, non-Hodgkin’s lymphoma (NHL), with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

•	Corixa and GlaxoSmithKline in Canada entered into a commercialization agreement whereby GlaxoSmithKline will market BEXXAR in Canada.

•	Corixa and MDS Nordion signed a new seven-year manufacturing agreement in which MDS Nordion will continue to radiolabel the antibody in BEXXAR.

•	In May, an analysis of the long-term response population from BEXXAR clinical trials, including up to nine years of follow-up was presented at the American Society of Clinical Oncology annual meeting.

•	A Phase I study of the HER-2/neu breast cancer vaccine was initiated.

•	GlaxoSmithKline Biologicals, Corixa’s partner, filed for regulatory approval of Fendrix® with the European Agency for the Evaluation of Medicinal Products. Fendrix is a novel vaccine designed to prevent infection from Hepatitis B that contains Corixa’s MPL® adjuvant. The Fendrix filing represents the first regulatory filing for approval of an infectious disease vaccine that contains Corixa’s proprietary MPL adjuvant.

•	Two financing transactions were completed adding net proceeds of approximately $125 million.

•	Two sublease agreements were entered into, subleasing approximately 100,000 square feet of our leased facilities in South San Francisco, Calif.

Conference Call

Corixa and GlaxoSmithKline will hold a conference call and webcast to discuss the availability of BEXXAR and Corixa’s second quarter earnings Thursday, July 31, 2003 at 5 p.m. EDT/2 p.m. PDT. To access the live conference call, dial (800) 776-0816 (domestic) or (913) 981-5505 (international). Webcast participants can sign up at the Investors page of Corixa’s Web site (http://www.corixa.com/default.asp?pid=invest). A recorded replay of the conference call can be accessed through the Web site, or by dialing (888) 203-1112 (domestic) or (719) 457-0820

-MORE-

(international), and entering passcode 310451. The call will be rebroadcast until 11 p.m. EDT, Aug. 15.

About Corixa

Corixa is a developer of immunotherapeutics with a commitment to treating and preventing autoimmune diseases, cancer and infectious diseases by understanding and directing the immune system. On June 30, 2003, Corixa announced that the FDA approved BEXXAR for the treatment of patients with CD20 positive, follicular, NHL, with and without transformation, whose disease is refractory to Rituximab and has relapsed following chemotherapy.

Corixa is focused on immunotherapeutic products and has a broad technology platform enabling both fully integrated vaccine design and the use of its separate, proprietary product components on a standalone basis. In addition to BEXXAR, Corixa currently has multiple programs in clinical development, including several product candidates that have advanced to and through late stage clinical trials. The company partners with numerous developers and marketers of pharmaceuticals, targeting products that are Powered by Corixa™ technology with the goal of making its potential products available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, with additional operations in Hamilton, Mont., and South San Francisco. For more information, please visit Corixa’s Web site at http://www.corixa.com.

Corixa Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the prospects for commercialization of BEXXAR, treatment with BEXXAR, and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. They are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Factors that could affect Corixa’s actual results include, but are not limited to, the “Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price,” described in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, copies of which are available from our investor relations department. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

# # #

-MORE-

Corixa Corporation

Consolidated Statement of Operations
(In thousands except per share data)

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Revenue:
Collaborative agreements	$19,537	$13,110	$27,605	$28,115
Government grants and contracts	472	776	1,529	1,337

Total revenue	20,009	13,886	29,134	29,452
Operating expenses:
Research and development	23,676	26,246	48,895	53,060
Sales, general and administrative	4,959	5,187	8,465	10,426
Intangible asset amortization	110	110	220	220
Impairment of lease-related assets	12,564	—	12,564	—
Goodwill impairment	—	—	—	161,060

Total operating expenses	41,309	31,543	70,144	224,766

Loss from operations	(21,300)	(17,657)	(41,010)	(195,314)
Interest income	707	1,054	1,532	2,249
Interest expense	(479)	(587)	(737)	(1,137)
Other income	449	22,521	897	22,843

Net income/(loss)	(20,623)	5,331	(39,318)	(171,359)
Preferred stock dividend	(326)	(84)	(602)	(310)

Net income/(loss) applicable to common stockholders	$(20,949)	$5,247	$(39,920)	$(171,669)

Basic net income/(loss) per common share	$(0.41)	$0.13	$(0.79)	$(4.12)

Shares used in computation of basic net income/(loss) per common share	51,481	41,737	50,535	41,667

Diluted net income/(loss) per common share	$(0.41)	$0.12	$(0.79)	$(4.12)

Shares used in computation of diluted net income/(loss) per common share	51,481	48,713	50,535	41,667

	June 30,	December 31,
	2003	2002

Balance Sheet Data:
Cash, cash equivalents and securities available-for-sale	$214,232	$116,757
Working capital	117,516	55,792
Total assets	286,804	196,106
Long-term obligations less current portion	104,518	6,920
Accumulated deficit	(1,149,959)	(1,110,641)
Total stockholders’ equity	123,088	128,392

	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002

Non-GAAP Financial Measures:
Reconciliation of net income/(loss) to net income/(loss) excluding acquisition related charges:
Net income/(loss) applicable to common stockholders	$(20,949)	$5,247	$(39,920)	$(171,669)
Goodwill impairment	—	—	—	161,060
Impairment of lease-related assets	12,564	—	12,564	—
Intangible asset and leasehold amortization	449	495	944	990
Deferred compensation amortization	80	226	139	1,307
Other charges	—	1,866	—	1,866

Net income/(loss) excluding acquisition related charges	$(7,856)	$7,834	$(26,273)	$(6,446)

Basic net Income/(loss) per share excluding acquisition related charges	$(0.15)	$0.19	$(0.52)	$(0.15)

Diluted net income/(loss) per share excluding acquisition related charges	$(0.15)	$0.16	$(0.52)	$(0.15)

To supplement our consolidated financial statements presented on a GAAP basis, Corixa uses non-GAAP measures of net income/(loss) and net income/(loss) per share, which are adjusted to exclude certain expenses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Corixa’s underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income/(loss) or net income/(loss) per share prepared in accordance with generally accepted accounting principles in the United States.